EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2010 RESULTS

CHERRY HILL, NJ, August 11, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2010.

Net revenues for the quarter ended June 30, 2010 were $15.3 million, compared to $9.5 million for the first quarter of 2010. Net income for the quarter ended June 30, 2010 was $3.2 million or $0.31 per diluted share, compared to $1.1 million or $0.11 per diluted share for the first quarter of 2010. Bookings for the quarter ended June 30, 2010 were $12.2 million, compared to $14.0 million in bookings for the first quarter of 2010.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST, commented, "This was another strong quarter for us. Our business continues to perform at quarterly revenue levels not seen in several years, with quarterly net income approaching an historic high for our company given the operating leverage now in our business. In our preliminary release from July 27th, I stated that we were seeing a slight pullback in ordering activity. In fact, since that time, our bookings rate has again accelerated and in some cases the quoting level has increased dramatically. This variability in our order rate has made this upturn a challenge to predict, however we are now of the opinion that the up-cycle in the semiconductor business is continuing. Given the expected continued variability in the semiconductor industry, we also continue to evaluate other strategic opportunities as a normal course of business. We are optimistic in our business outlook based on customer sentiment and demand."

Financial Outlook:

The Company expects that net revenues and net income for the third quarter ended September 30, 2010 will be between the levels achieved in the first and second quarters of 2010 due to the reduced bookings in the second quarter of 2010. The above outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:

There will be a conference call with investors and analysts this evening at 5:00 p.m. EDT to discuss the Company's second quarter 2010 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on August 11, 2010 is +1-201-689-8470. A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, August 18, 2010 at www.intest.com and by telephone at +1-858-384-5517. The conference ID number to access the replay is 354030.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
Tel: 856-424-6886, ext 201	Tel: 914-337-8801

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with the Sarbanes Oxley Act of 2002 and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2010	6/30/2009	3/31/2010	6/30/2010	6/30/2009
Net revenues	$15,260	$ 4,672	$ 9,529	$24,789	$ 9,067
Gross margin	7,368	1,416	4,537	11,905	2,219
Operating expenses:
Selling expense	1,754	1,036	1,229	2,983	2,173
Engineering and product development expense	787	576	701	1,488	1,333
General and administrative expense	1,653	1,374	1,481	3,134	3,058
Restructuring and other charges	-	269	-	-	329
Operating income (loss)	3,174	(1,839)	1,126	4,300	(4,674)
Other expense	(8)	(121)	(11)	(19)	(40)
Income (loss) before income taxes	3,166	(1,960)	1,115	4,281	(4,714)
Income tax expense (benefit)	(2)	(8)	3	1	(7)
Net income (loss)	3,168	(1,952)	1,112	4,280	(4,707)

Net income (loss) per share - basic	$0.32	$(0.20)	$0.11	$0.43	$(0.47)
Weighted average shares outstanding - basic	10,007	9,973	9,993	10,000	9,965

Net income (loss) per share - diluted	$0.31	$(0.20)	$0.11	$0.42	$(0.47)
Weighted average shares outstanding - diluted	10,186	9,973	9,999	10,093	9,965

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2010	3/31/2010	12/31/2009
Cash and cash equivalents	$ 3,134	$ 2,873	$ 2,647
Trade accounts receivable, net	10,704	6,539	5,413
Inventories	3,176	3,617	3,064
Total current assets	17,219	13,425	11,501
Net property and equipment	235	284	297
Total assets	20,935	17,264	15,144
Accounts payable	2,899	3,055	2,576
Accrued expenses	3,431	2,726	2,156
Total current liabilities	6,843	6,300	5,249
Noncurrent liabilities	1,242	1,272	1,301
Total stockholders' equity	12,850	9,692	8,594